Prospectus Supplement filed under Rule 424(b)(3)
                                                      Registration No. 333-84573





                              Prospectus Supplement
                              Dated March 10, 2000

                  The Prospectus dated August 13, 1999 relating to the offer for resale of up to $361,000,000 aggregate principal amount of The Interpublic Group of Companies, Inc.'s 1.87% Convertible Subordinated Notes due 2006, and such shares of common stock as may be issued upon conversion of the notes, is hereby supplemented to include the following information in the "Selling Securityholders" table in the Prospectus Supplement dated August 13, 1999:


                  The "Selling Securityholders" table in the Prospectus, as supplemented, is amended so that the principal amount of registered notes held by OCM Convertible Limited Partnership is reduced from $25,000 to $0.

                  The "Selling Securityholders" table in the Prospectus, as supplemented, is amended so that the principal amount of registered notes held by Warburg Dillon Read LLC is reduced from $820,000 to $180,000.